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Contact: Deirdre Blackwood
Arbitron Inc.
410-312-8523
didi.blackwood@arbitron.com

Jessica Benbow
Arbitron Inc.
410-312-8363
jessica.benbow@arbitron.com

For Immediate Release

Former Arbitron Chairman and CEO Morris Enters Into 10b5-1 Trading Plan

COLUMBIA, Md., June 4, 2009 — Arbitron Inc. (NYSE: ARB) announced today that former Chairman and Chief Executive Officer and current employee Stephen Morris has entered into a Rule 10b5-1 stock trading plan in order to diversify his investment portfolio covering the sale of 27,617 shares of Arbitron common stock.

Under the terms of the plan, an authorized third-party broker will sell shares of Arbitron common stock at monthly intervals beginning in August 2009. Additionally, an authorized third-party broker may exercise stock options and then sell shares of Arbitron common stock beginning in August 2009 and ending in October 2009. This plan is scheduled to terminate no later than December 31, 2009. The plan was adopted during an authorized trading period and when Mr. Morris was not in possession of material non-public information.

Transactions under this plan will be publicly reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s headquarters and its world-renowned research and technology organizations are located in Columbia, Maryland.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.